Exhibit 99.1

The Match Group to Acquire PlentyOfFish

NEW YORK, July 14, 2015 — The Match Group, the global operator of digital dating products such as Match, Tinder, OkCupid and Meetic, and a subsidiary of IAC (NASDAQ: IACI), announced today that it has entered into a definitive agreement to purchase PlentyOfFish for US$575 million in cash.

“For over a decade I have followed the consistent growth of PlentyOfFish, first within North America, then globally, and most recently across platforms, as one of the most popular mobile dating products in the world,” said Sam Yagan, CEO of The Match Group. “As more people than ever use more dating apps than ever with more frequency than ever, PlentyOfFish’s addition both brings new members into our family of products and deepens the lifetime relationship we have with our users across our portfolio.  I look forward to working closely with Markus and extending the company’s impressive growth trajectory.”

“We are thrilled to be joining forces with Match,” said Markus Frind, CEO of PlentyOfFish. “My team and I have grown PlentyOfFish into one of the leaders in our category, and I am confident that Match will help accelerate our growth even further.”

The transaction is expected to close early in the fourth quarter and is subject to the receipt of the approval from the Minister of Industry pursuant to the Investment Canada Act.

About The Match Group

The Match Group is the world’s leading provider of dating products, redefining the way millions of people meet, date and start relationships every day. We offer our products under nearly 50 brands, translated into nearly 40 languages and available in more than 200 countries across five continents. Our principal brands include Match, Tinder, Meetic, OkCupid and OurTime. We generate revenues through a combination of subscription, transaction and advertising models, distributed through desktop and mobile devices. Each product within our portfolio caters to different communities defined by geography, demographics and relationship sensibility. More than 7 million people sign up for our products every month. The Match Group also operates The Princeton Review, a business outside the dating space that leverages the company’s experiences in direct-to-consumer digital service business models.  For more information please visit www.iac.com.

About IAC

IAC (NASDAQ: IACI) is a leading media and Internet company. It is organized into four segments: The Match Group, which consists of dating, education and fitness businesses with brands such as Match.com, OkCupid, Tinder, The Princeton Review; Search & Applications, which includes brands such as About.com, Ask.com, Dictionary.com and Investopedia; Media, which consists of businesses such as Vimeo, Electus, The Daily Beast, Daily Burn and CollegeHumor; and eCommerce, which includes HomeAdvisor and ShoeBuy. IAC’s brands and products are among the most recognized in the world reaching users in over 200 countries. The Company is headquartered in New York City and has offices worldwide. To view a full list of IAC companies, please visit www.iac.com.

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This press release does not constitute an offer to sell or the solicitation of an offer to buy securities, and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of that jurisdiction.

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